Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 27th day of March, 2006, by and between Duane E. Shooltz, a Massachusetts resident, (“Employee”) and Omega Flex, Inc., a Pennsylvania corporation (the “Company”), whose principal office is located at 451 Creamery Way, Exton, Pennsylvania 19341-2509.

RECITALS

A.           Employee desires to be employed by the Company as Senior Vice President & General Manager of the Company’s TracPipe® division, and the Company desires to employ Employee in such capacity.

B.           Employee and the Company desire to embody in this Agreement the terms and conditions under which Employee shall be employed;

AGREEMENTS

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company, intending to be legally bound hereby, agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following definitions shall apply:

1.1	“Cause” shall have the meaning as set forth in Section 9.1.

1.2         “Company” shall mean Omega Flex, Inc., a Pennsylvania corporation and its subsidiaries;

1.3         “Confidential Information” shall mean any information relating directly or indirectly to the business of the Company which is not generally known to the public and which the Company protect as confidential or proprietary, including without limitation inventions, improvements, concepts, structures, formulae, techniques, processes, apparatus, know-how, trade secrets, plans, records and data, customer lists, cost or pricing data, marketing plans, financial data and financial results of operation, and knowledge about the general business affairs of the Company; whether conveyed in written, graphic, aural, physical or electronic form; provided, however, Confidential Information does not include information which Employee can demonstrate:

(a)         was known to or was in the possession of Employee prior to disclosure by the Company,

(b)         was generally available or becomes generally available to the public without breach by Employee of this Agreement, or

(c)         was properly provided to Employee by an independent third party who has or had no obligation of confidentiality to the Company;

1.4         “Effective Date” shall mean the date first above written, regardless of when this Agreement is executed by the parties;

1.5	“Employee” shall have the meaning set forth in the preamble of this Agreement;
1.6	“No Solicitation Period” shall have the meaning as set forth in Section 7.2;
1.7	“Person” shall mean any natural person or any corporation, partnership, joint venture, trust, firm or other entity; and
1.8	“Restricted Period” shall have the meaning as set forth in Section 7.1.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Employee Representations. Employee represents and warrants the following:

(a)     Employee possesses general business knowledge, experience and capabilities regarding the design, manufacture, fabrication, assembly, distribution and sale of flexible metal hose products;

(b)     To the best of Employee’s knowledge, such business knowledge, experience and capabilities is not a trade secret of, or otherwise proprietary or belonging to any other Person; is not subject to any non-disclosure agreement that would prevent Employee from utilizing such knowledge, experience and capabilities for the benefit of the Company in the performance of his duties under this Agreement; and is not the subject of a patent or a currently pending patent application; and;

(c)     Employee is not subject to any agreement, or aware of any restriction, that would prevent him from accepting employment with the Company under the terms of this Agreement.

2.2        Company Representation. The Company represents and warrants that it has no desire or expectation that Employee will provide to the Company or utilize in the performance of his duties under this Agreement, any information that is confidential or proprietary to any other Person.

3.	EMPLOYMENT, DUTIES AND RESPONSIBILITIES OF EMPLOYEE

3.1        Performance of Job Duties. Employee is employed as a full time employee of the Company for the term of this Agreement. Employee will be assigned as the Senior Vice President & General Manager of the Company’s TracPipe® flexible gas piping division, to perform such duties and services as are described in Exhibit A attached hereto and incorporated herein by reference. Employee’s title is subject to the formal ratification of the Company’s Board of Directors. During the term of this Agreement, Employee shall devote his full time and attention and his best efforts to the conduct of the business of the Company and the performance of his duties under this Agreement, and shall not engage in any other business activity; provided that Employee shall not be prevented from investing his personal assets in such manner as will not require significant services on the part of Employee. Employee specifically acknowledges and agrees that he will be required to spend significant periods of time at, and travel to and work at the offices of the Company in Exton, Pennsylvania for the first year of the term of this Agreement. Employee further agrees that he will relocate his personal residence to the Exton, Pennsylvania area within 1 year after the Effective Date, and the Company shall provide a relocation transition payment to Employee in connection with such relocation.

3.2        Company’s Obligations. Except as provided in Section 9, the Company may not during the term of this Agreement, without Employee’s prior consent:

(a)	terminate or demote Employee;

(b)          reduce Employee’s salary, bonus or perquisites (except for employee benefit programs that are generally available to all employees); or

(c)          narrow the scope of Employee’s duties or otherwise detrimentally change Employee’s job description.

4.	TERM OF AGREEMENT

This Agreement shall go into effect as of the Effective Date and shall terminate 3 years following the Effective Date, unless terminated earlier as provided in Section 9. This Agreement shall automatically be extended for additional one (1) year terms upon the expiration of the three-year term, unless the Company gives Employee at least three (3) months’ prior written notice of its intention not to extend the Agreement. The Company’s rights and obligations upon issuing such prior written notice of its intention not to extend the Agreement are set forth in Section 9.6, below.

5.	COMPENSATION OF EMPLOYEE

As compensation and consideration for the performance by Employee of his obligations under this Agreement, Employee shall be entitled to the following (subject to the provisions of Section 9 hereof):

5.1        Base Salary. During the term of this Agreement, the Company shall pay to Employee a gross base salary totaling Two Hundred Twenty Thousand Dollars ($220,000.00) per annum. This base salary shall be payable in regular intervals in accordance with the Company’s standard payroll practices and shall be subject to such withholding and other normal employee deductions as may be required by law or the Company’s standard employee benefit plans. Employee’s base salary may be increased during the term of this Agreement by the President of the Company, subject to review and approval by the Company’s Compensation Committee of the Board of Directors. It is anticipated that the base salary will be reviewed by the President on the anniversary of the Effective Date of this Agreement each year during the term hereof.

5.2        Additional Employee Benefits and Perquisites. In addition to the annual base salary, Employee shall receive all benefits and perquisites of current Company employees, as may be determined from time to time by the Company’s Board of Directors or its designee, but not limited to:

(a)          Bonus Plan. During the term of this Agreement, the Company will offer Employee participation in a bonus program as set forth in Exhibit B attached hereto.

(b)          Benefits. Employee shall be eligible to participate during the term of this Agreement in such life insurance, health, dental, short- and long-term disability and medical insurance benefits, retirement, and such other employee benefit plans and programs for the benefit of the employees of the Company, as may be maintained from time to time, in each case to the extent and in the manner available to other officers of the Company, and subject to the terms and provisions of such plan or programs.

(c)          Vacation. Employee shall be entitled to twenty (20) days of paid vacation during each calendar year and to all paid holidays of the Company.

(d)          Expenses. The Company shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with the business of the Company and in performance of his duties under this Agreement, upon his presentation to the Company of an itemized accounting of such expenses with reasonable supporting data, subject, however, to the Company’s policies relating to business-related expenses as in effect from time to time.

(e)          Auto Allowance. The Company will pay to Employee an amount equal to $600.00 for the first 12 months during the term of this Agreement as an allowance against the purchase or lease of an automobile for his use in connection with performing the Duties. Employee will be responsible for all costs of operating and maintaining the automobile, including fuel, insurance, taxes, and maintenance.

5.3        Phantom Stock. During the term of this Agreement, the Company will offer to Employee the opportunity to participate in the Omega Flex Phantom Stock Plan, substantially in the form attached hereto as Exhibit C. The Company will grant to Employee in accordance with the Plan, units of phantom stock in the amounts set forth in Exhibit D, and which will vest in four equal annual increments beginning on the first anniversary of the grant thereof.

5.4          Transition Bonus. Employee shall be paid a transition bonus of Thirty Thousand Dollars ($30,000.00) to assist Employee in the transition from his prior employment, payable upon Employee’s relocation to the Exton, Pennsylvania area (before September 1, 2007).

6.	CONFIDENTIALITY

6.1          Confidentiality. Employee acknowledges that during the course of his employment with the Company he will, from time to time, observe, obtain, receive, or otherwise become aware of Confidential Information. Employee hereby agrees to keep and hold all Confidential Information in confidence. Employee also agrees that he will not publish or disclose to any Person, or use for the benefit of himself or any third party, any items of Confidential Information, except:

(a)          to the Company’s directors, auditors, attorneys, or to employees or agents with a need for such information, or

(b)          to a third party pursuant to a valid confidentiality agreement executed to further a valid business purpose of the Company, or

(c)          as required in the conduct of Company business, or as authorized in writing by the Company.

6.2        Exclusive Property. Employee acknowledges and agrees that all Confidential Information is the exclusive property of the Company. All Confidential Information, including without limitation, business records, papers and other documents kept or made by Employee during his employment with the Company and relating to the business of the Company shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, Employee shall promptly deliver to the Company, and shall retain no copies of, any Confidential Information, including without limitation, any written materials, records and documents made by Employee.

6.3        Exceptions for Governmental or Judicial Orders. Employee shall have no liability under this Section 6 due to his disclosure of Confidential Information made pursuant to judicial or governmental order, provided Employee (if allowed under applicable law) notifies the Company as soon as possible and in any event prior to such disclosure, and cooperates with the Company in the event the Company elects to legally contest and avoid such disclosure.

6.4        Survival of Section. The provisions of this Section 6 shall survive the termination or expiration of this Agreement for any reason whatsoever.

7.	EXCLUSIVITY / NON-COMPETITION

7.1          Exclusivity / Non-Competing Employment. During the period of time while Employee is employed by the Company and for a period of one (1) year following Employee’s separation of employment with the Company (the “Restricted Period”), Employee shall not, directly or indirectly, be employed by, own an interest in, contract for services with, manage, operate, join, control, lend money, or render financial business, technical or other assistance to, or participate in, or be connected in any way with, any Person that at such time is engaged in, or plans to engage in, the design, manufacture, fabrication, assembly, distribution or sale of corrugated stainless steel hose, whether as a director, officer, employee, partner, stockholder, consultant or otherwise.

7.2          No Solicitation. During the period of time while Employee is employed by the Company and for the period of 3 years following Employee’s separation of employment with the Company (the “No Solicitation Period”), Employee shall not, whether for his own account or for the account of any other Person, intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any Person who is at that time, or was within the most recent twelve-month period prior to such contact by Employee, a customer, agent, distributor, wholesaler, or end-user of the Company.

7.3        No Interference. During the No Solicitation Period, Employee shall not, whether for his own account or for the account of any other Person, intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any Person who is employed by the Company during the No Solicitation Period.

7.4        Stock Ownership. Nothing in this Agreement shall prohibit Employee from acquiring or holding any securities of any company listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc., provided that at any time during the Restricted Period, Employee and members of his immediate family do not own more than five percent (5%) of any voting securities of any company engaged in the same type of business as the Company.

7.5        Territorial Scope. The prohibitions in Sections 7.1, 7.2 and 7.3 shall extend to any geographical place where the Company is doing business while Employee is employed by the Company.

7.6        Survival of Section. The provisions of this Section 7 shall survive the termination or expiration of this Agreement for any reason whatsoever. Employee expressly acknowledges and agrees that the compensation provided to him under this Agreement and during his subsequent employment with the Company, is adequate exchange for the restrictive covenants set forth in this Section 7; and that he further agrees that he will not raise a defense of lack of consideration in any suit or proceeding brought by the Company seeking the enforcement of the foregoing covenants.

8.	REMEDIES

8.1        Specific Performance. Employee hereby acknowledges that any breach by Employee of his obligations under Sections 6 or 7 of this Agreement, or both of them, may result in material and irreparable injury to the Company for which there in no adequate remedy at law, and that it will not be possible to measure damages for such a breach. Therefore, Employee agrees that in the event of such a breach by Employee or threat thereof, the Company shall be entitled to obtain a temporary restraining order, a preliminary injunction, a permanent injunction or other equitable relief restraining Employee from engaging in activities prohibited by Sections 6 or 7, or both of them, of this Agreement. Employee further acknowledges that in the event of such a breach or threat thereof, the Company shall be entitled to obtain such other or further relief as may be required to specifically enforce any of the covenants of this Agreement. Employee hereby agrees and consents that such injunctive or other relief may be sought in any state or federal court of competent jurisdiction in the County of Chester, Commonwealth of Pennsylvania, or in the state and county in which such violation may occur or in any other court having jurisdiction, at the election of the Company. Employee agrees to and hereby does submit to in personam jurisdiction before each and every such court for the foregoing purposes.

8.2        Suspension of Payments. Employee hereby acknowledges that should an alleged breach of Sections 6 or 7 of this Agreement, or both of them, occur, the Company may suspend any payments due to Employee while any action it may bring against Employee for injunctive and/or monetary relief is pending; provided, however, in the event that the Company does not prevail in such action, it shall pay to Employee the amount of the payments that were suspended with interest at the prime rate as published in the Wall Street Journal from time to time, from the date of the suspension until payment is finally made.

8.3        Remedies not Exclusive. The remedies of this Section shall be cumulative and not exclusive, and shall be in addition to any other remedy which the Company may have.

8.4        Survival of Remedies. This Section 8 shall survive the termination or expiration of this Agreement for any reason whatsoever.

9.	TERMINATION OF EMPLOYMENT

Employee’s employment hereunder may be terminated without any breach of this Agreement under the following conditions:

9.1        Termination by the Company for Cause. The Company may terminate this Agreement and Employee’s employment with the Company with Cause prior to the expiration of this Agreement by sending Employee written notice of such termination for Cause. The date of such notice shall be the effective date of the termination of this Agreement. If the Company terminates Employee’s employment for Cause, Employee shall receive a severance payment in an amount equal to one-twelfth his annual base salary at the rate effective on the date of termination payable within 30 days of such termination. For purposes of this Agreement, “Cause” shall mean (1) dishonesty or fraud resulting in damage to the business of the Company; (2) embezzlement or theft of assets of the Company; (3) breach of Employee’s representations and warranties set forth in Section 2, above; (4) failure by Employee to perform the obligations set forth in Sections 3, 6 or 7, above; or (5) conviction for a felony resulting in damage to the business of the Company. If the Company terminates this Agreement and Employee’s employment for Cause, he shall not be entitled to any compensation or benefits after the effective date of his termination, other than the severance provided in this Section 9, and any bonus earned, but not yet paid, under this Agreement.

9.2        Later Employment With Successor. Employee shall not be deemed to have been terminated under this Agreement if he is offered employment on substantially the same or better terms by any subsidiary of the Company, or by any successor in interest or assignee of the Company, or by any purchaser of substantially all of the Company’s assets.

9.3        Death. Notwithstanding anything to the contrary herein contained, Employee’s employment and this Agreement shall terminate upon his death and neither he nor his heirs shall be entitled to any compensation or benefits under this Agreement after the effective date of his termination other than (i) any bonus earned, but not yet paid, under this Agreement and (ii) any rights under the Omega Flex Phantom Stock Plan, if any.

9.4        Disability. Notwithstanding anything to the contrary herein contained, Employee’s employment and this Agreement shall terminate if he is unable to substantially perform the duties required under this Agreement for a period of 6 consecutive months, or for 180 days in any 9 month period, due to any physical or mental illness, condition, disability or impairment.

9.5          Delivery of Material. Employee agrees that upon the expiration or termination of this Agreement he will promptly deliver to the Company all Confidential Information, and all documents, papers, materials and other property of the Company which may then be in his possession or under his control.

9.6          Non-Renewal of Agreement. If the Company elects not to renew this Agreement at the expiration of the initial term or any subsequent renewal term, then Employee shall receive a severance payment in an amount equal to his annual base salary at the rate effective on the date of expiration payable in one lump sum within 30 days of the expiration of this Agreement.

10.	NOTICES

All notices given hereunder shall be in writing and shall be deemed delivered when served personally or on the third business day after being deposited in the United states mail, certified or registered mail, postage prepaid, addressed as follows;

If to the Company:	President
Omega Flex, Inc
451 Creamery Way
Exton, Pennsylvania 19341-2509

With a copy to:	Timothy P. Scanlan, Esq.
Omega Flex, Inc.
260 North Elm Street
Westfield, MA 01085

If to Employee:	Duane E. Shooltz
_____________________________
_____________________________
_____________________________

Any party may change its address for notices by communicating its new address in writing to the other party.

11.	MISCELLANEOUS

11.1      Agreement is Non-Assignable. This Agreement is a personal service contract and shall not be assignable by Employee or by the Company, except that the Company may assign this Agreement to a Person which succeeds to the Company’s rights and liabilities by merger, sale of assets as a going concern, or consolidation with the Company.

11.2      Binding Effect. All rights and obligations and agreements of the parties under this Agreement shall be binding upon and enforceable against, and inure to the benefit of the parties and their personal representatives, heirs, legatees and devises, and any Person succeeding by operation of law to their rights under this Agreement, except that such personal representatives, heirs, legatees, devises and other persons shall have no obligation to perform Employee’s duties described in Section 3 hereof.

11.3      Representations. Employee represents to the Company that he has had an opportunity to have this Agreement by an attorney of his own choosing, that he has read this Agreement and understands the meaning and consequences of each provision of this Agreement. Employee and the Company each represent and warrant to each other that there are no restrictions, agreements or limitations on their respective rights or ability to enter into and perform the terms of this Agreement.

11.4      Further Assurances. Employee and the Company, as the case may be, shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the terms or conditions of this Agreement or as may be consistent with the intent and purpose of this Agreement.

11.5      Rights of Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6      Effect of Waiver. A waiver of, or failure to exercise, any rights provided for in this Agreement, in any respect, shall not be deemed a waiver of any further or future rights hereunder. Except for rights which must be exercised within a specified time period under this Agreement, no rights herein shall be considered as waived, whether intentionally or not, unless waived in a writing signed by the party to be charged with the waiver.

11.7      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and performed in that jurisdiction, without regard to the principles of conflicts of laws.

11.8      Amendments. This Agreement may not be changed or amended except in writing signed by all parties hereto.

11.9      Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

11.10   Severability. If a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, then:

(a)	the remaining terms and provisions hereof shall be unimpaired, and

(b)          the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

11.11   Entire Agreement. This Agreement supersedes all prior agreements or understandings, oral or written, between the parties hereto with respect to the employment of Employee by the Company. This Agreement contains the entire agreement of the parties with respect to the employment of Employee by the Company, and the parties shall not be bound by any terms, conditions, statements, covenants, representations or warranties, oral or written, not herein contained.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date first above written.

WITNESS:	EMPLOYEE:

By:/S/ Stephanie Salak-Barry	By:/S/ Duane E. Shooltz
Duane E. Shooltz

COMPANY:
WITNESS:	OMEGA FLEX, INC.,
a Pennsylvania corporation

By:/S/ Stephanie Salak-Barry	By:/S/ Kevin R. Hoben__________
Kevin R. Hoben,
President & Chief Executive Officer

EXHIBIT A

DUTIES

Employee will be employed by the Company as the Senior Vice President & General Manager of the Company’s TracPipe® division.

•

Employee will be responsible for the management of the day-to-day operations and affairs of the TracPipe® business in North America, including manufacturing, engineering, sales and marketing. Employee will report directly to the President & CEO.

•	Functions such as Finance, Human Resources, Quality and R&D will support the TracPipe® business, but will not report to Employee.

•	All technical and engineering personnel in the TracPipe® business will report on a dotted line basis to the Chief Operating Officer.

•	Employee will also be responsible for

•	maintaining and growing the level of TracPipe® sales and gross margins;

•	maintaining and improving the TracPipe® division organization and personnel;

•	maintaining and improving an environment of compliance with applicable laws and policies of the Company;

•	maintaining and improving an environment of continuous improvement; and

•	coordinating activities with other functions and divisions within the Company.

•	Employee will also perform all other duties, projects and tasks assigned by the President or the Board of Directors from time to time.

- 12 -